Exhibit 99.1

Revolution Medicines Reports First Quarter 2024 Financial Results and Update on Corporate Progress

Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., May 8, 2024 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a clinical-stage oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced its financial results for the quarter ended March 31, 2024, and provided an update on corporate progress.

The company continues making progress on its 2024 development priorities:

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Advancing its RAS(ON) multi-selective inhibitor RMC-6236 into monotherapy pivotal trials. As data from the first-in-human clinical study of RMC-6236 continue to mature, the company is preparing to advance RMC-6236 into randomized, controlled, monotherapy pivotal trials. The first trial expected to launch will evaluate RMC-6236 in the second line (2L) treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC), followed by the expected launch of a second trial to evaluate RMC-6236 in the 2L treatment of patients with advanced non-small cell lung cancer (NSCLC).
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Expanding the reach of RMC-6236 monotherapy and/or combination regimens into earlier lines of therapy, RAS cancer genotypes beyond RAS G12X, and tumor types beyond NSCLC and PDAC. Objective responses have been observed in second and later line monotherapy treatment of patients with a range of solid tumor types carrying diverse RAS mutation variants. Exploratory clinical studies of several combinations have been initiated to inform potential options for studies in the first line (1L) treatment of metastatic or earlier stage cancers.
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Qualifying its RAS(ON) mutant-selective inhibitors, RMC-6291 (G12C-selective inhibitor) and RMC-9805 (G12D-selective inhibitor), for late-stage development. While first-in-human monotherapy studies for RMC-6291 and RMC-9805 continue, the company has initiated exploratory clinical studies of several combination treatment approaches with these RAS(ON) inhibitors.

“The highly innovative investigational drug RMC-6236 continues to show progress in targeting RAS-addicted solid tumors, and our highest priority is to enable our goal of initiating pivotal monotherapy trials for patients with PDAC and NSCLC this year,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “The compelling profile of RMC-6236 is supported by a slate of recent scientific publications and clinical and preclinical presentations at this year’s AACR Annual Meeting that elucidate the basis of this compound’s antitumor activity and safety profile. We have also initiated exploratory clinical studies of key combination approaches, including with our RAS(ON) mutant-selective inhibitors, that may be appropriate for pivotal studies in earlier lines of treatment with RMC-6236.”

Clinical Development Highlights

Plans to Advance RMC-6236 Monotherapy into Pivotal Trials

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Updated Monotherapy Data and Initiation of Pivotal Trials. The company expects to disclose updated clinical safety, tolerability and antitumor activity monotherapy data in the second half of 2024 to support initiation of two pivotal trials of RMC-6236 monotherapy. The first disclosure is expected to support conducting a registrational study of 2L treatment for patients with PDAC, and the second to support a registrational study of 2L treatment for patients with NSCLC. The company expects to initiate both studies in the second half of 2024.

Expanding the Reach of RMC-6236 into RAS Cancer Genotypes Beyond RAS G12X and Tumor Types Beyond PDAC and NSCLC

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Initial Clinical Proof of Activity. At the American Association for Cancer Research (AACR) Annual Meeting 2024 in April, the company shared preclinical data and clinical case studies demonstrating confirmed complete or partial responses in patients with tumors harboring RAS G12, G13 and/or Q61 mutations, including a patient with NRAS Q61K melanoma and a patient with BRAF V600E CRC exhibiting multiple RAS-mediated resistance mechanisms that emerged on prior treatment with a BRAF inhibitor.
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Scientific Publications. Three original papers describing the mechanistic foundations, discovery and translational research for RMC-6236 and a related tool compound were published in Nature and Cancer Discovery.

Evaluating RMC-6236 in Earlier Lines of Therapy in NSCLC, PDAC and CRC

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RAS(ON) Inhibitor Doublet. Evaluation is ongoing for the combination of RMC-6236 + RMC-6291 in patients with advanced RAS G12C solid tumors, and the company plans to evaluate RMC-6236 + RMC-9805 in patients with advanced RAS G12D solid tumors.
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Standard of Care (SOC) Combinations. Evaluation of RMC-6236 in combination with 1L SOC in PDAC and CRC has been initiated.
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IO Combinations. Evaluation is ongoing for RMC-6236 in combination with pembrolizumab, with or without chemotherapy, in patients with advanced RAS-mutated NSCLC. The company expects to disclose initial clinical pharmacokinetic (PK), safety, tolerability and antitumor activity data for the combination of RMC-6236 + pembrolizumab in the second half of 2024.

Qualifying RMC-6291 for Earlier Lines of Therapy

•
Preclinical Data. An oral presentation at the AACR Annual Meeting 2024 showed that, in preclinical models, the combination of RMC-6291 + RMC-6236 demonstrated significant gains in response and durability relative to either monotherapy.
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Monotherapy Development. Clinical characterization of RMC-6291 monotherapy safety and efficacy is ongoing.
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Combination Development. Evaluation of RMC-6291 + RMC-6236 and RMC-6291 + pembrolizumab is ongoing. In addition, the company plans to initiate a combination study of RMC-6291 + RMC-6236 + pembrolizumab as a unique RAS(ON) inhibitor doublet-based, chemotherapy-free regimen in 1L patients with RAS G12C mutated NSCLC. The company expects to disclose initial clinical PK, safety, tolerability and antitumor activity data for the combination of RMC-6291 + pembrolizumab in the first half of 2025.

Qualifying RMC-9805 for Earlier Lines of Therapy

•
Preclinical Data. At the AACR Annual Meeting 2024, the company showed that RMC-9805 induces deep and durable regressions in preclinical models of KRAS G12D tumors across several tumor types.
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Monotherapy Development. The company expects to disclose initial clinical PK, safety, tolerability and antitumor activity data for RMC-9805 in the second half of 2024.
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Combination Development. The company plans to evaluate RMC-9805 + RMC-6236 in patients with advanced RAS G12D solid tumors. The company also intends to evaluate RMC-9805 in combination with SOC in one or more tumor types.

RAS Innovation Engine

Beyond the first wave of clinical-stage RAS(ON) inhibitors, additional clinical development opportunities include the RAS(ON) mutant-selective inhibitors RMC-5127 (G12V), RMC-0708 (Q61H) and RMC-8839 (G13C) and the RAS companion inhibitors RMC-4630 (SHP2) and RMC-5552 (mTORC1/4EBP1).

Corporate and Financial Highlights

First Quarter Results

Cash Position: Cash, cash equivalents and marketable securities were $1.70 billion as of March 31, 2024, compared to $1.85 billion as of December 31, 2023. The decrease was primarily due to net loss for the quarter and a $50.9 million decrease in accounts payable and accrued liabilities during the first quarter of 2024 resulting from the timing of payments for expenses. During the fourth quarter of 2023, uneven timing of expenses and the related cash payments caused a one-time increase in accounts payable and accrued liabilities of $56.7 million. This normalized by the end of the first quarter of 2024, resulting in anticipated cash payments and a corresponding decrease in accounts payable and accrued liabilities.

Revenue: Total revenue was zero for the quarter ended March 31, 2024, compared to $7.0 million for the quarter ended March 31, 2023. The decrease in revenue was due to the termination of the company’s collaboration agreement with Sanofi in 2023.

R&D Expenses: Research and development expenses were $118.0 million for the quarter ended March 31, 2024, compared to $68.9 million for the quarter ended March 31, 2023. The increase was primarily due to an increase in clinical trial expenses and clinical supply manufacturing for RMC-6236, RMC-6291 and RMC-9805, an increase in personnel-related expenses related to additional headcount and an increase in stock-based compensation.

G&A Expenses: General and administrative expenses were $22.8 million for the quarter ended March 31, 2024, compared to $13.2 million for the quarter ended March 31, 2023. The increase was primarily due to an increase in personnel-related expenses related to additional headcount and an increase in stock-based compensation expense.

Net Loss: Net loss was $116.0 million for the quarter ended March 31, 2024, compared to net loss of $68.1 million for the quarter ended March 31, 2023.

Financial Guidance

Revolution Medicines is reiterating its projected full year 2024 GAAP net loss to be between $480 million and $520 million, which includes estimated non-cash stock-based compensation expense of between $70 million and $80 million. Based on the company’s current operating plan, the company projects current cash, cash equivalents and marketable securities can fund planned operations into 2027.

Webcast

Revolution Medicines will host a webcast this afternoon, May 8, 2024, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About Revolution Medicines, Inc.

Revolution Medicines is a clinical-stage oncology company developing novel targeted therapies for RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins, and RAS companion inhibitors for use in combination treatment strategies. The company’s RAS(ON) inhibitors RMC-6236, a RAS(ON) multi-selective inhibitor, RMC-6291, a RAS(ON) G12C-selective inhibitor, and RMC-9805, a RAS(ON) G12D-selective inhibitor, are currently in clinical development. Additional RAS(ON) mutant-selective inhibitors in the company’s development pipeline include RMC-5127 (G12V), RMC-0708 (Q61H) and RMC-8839 (G13C), in addition to RAS companion inhibitors RMC-4630 and RMC-5552.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding the company’s financial projections; the company’s development plans and timelines and its ability to advance its portfolio and R&D pipeline; progression of clinical studies and findings from these studies, including the tolerability, safety and potential efficacy of the company’s candidates being studied; the company’s expectations regarding timing of data disclosures; the company’s plans, priority and timing to expand the reach of RMC-6236 into earlier lines of therapy, various RAS cancer genotypes and additional tumor types; the potential advantages and effectiveness of the company’s clinical and preclinical candidates, including its RAS(ON) inhibitors; and the company’s plans for regulatory engagement and initiation of pivotal and registrational clinical trials for RMC-6236, including data to support initiation of such trials. Forward-looking statements are typically, but not always, identified by the use of words such as "may," "will," "would," "believe," "intend," "plan," "anticipate," "estimate," "expect," and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2024, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Media & Investor Contact

Erin Graves

650-779-0136

egraves@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Collaboration revenue	$—	$7,014
Total revenue	—	7,014
Operating expenses:
Research and development	118,021	68,947
General and administrative	22,838	13,224
Total operating expenses	140,859	82,171
Loss from operations	(140,859)	(75,157)
Other income (expense), net:
Interest income	23,760	7,059
Interest and other expense	(2,809)	—
Change in fair value of warrant liability and contingent earn-out shares	3,905	—
Total other income, net	24,856	7,059
Loss before income taxes	(116,003)	(68,098)
Benefit (loss) from income taxes	—	—
Net loss	$(116,003)	$(68,098)
Net loss per share attributable to common stockholders - basic and diluted	$(0.70)	$(0.72)
Weighted-average common shares used to compute net loss per share, basic and diluted	164,729,200	94,831,979

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2024	December 31, 2023

Cash, cash equivalents and marketable securities	$1,703,540	$1,852,955
Working capital (1)	1,635,479	1,735,430
Total assets	1,908,362	2,061,705
Total liabilities	182,895	235,511
Total stockholders' equity	1,725,467	1,826,194

(1)
Working capital is defined as current assets less current liabilities.